Exhibit 99.1

FOR IMMEDIATE RELEASE

Corebridge Financial Elects Edward Bousa to Board of Directors

Former Mutual Fund Executive Brings 40 Years of Experience in Investments, Corporate Strategy and Risk Management

HOUSTON – August 26, 2024 – Corebridge Financial, Inc. (NYSE: CRBG) today announced that its Board of Directors has elected Edward Bousa as an independent director, effective immediately.

Mr. Bousa is a highly respected, veteran portfolio manager with over four decades of experience in the mutual fund industry. An acclaimed investment manager, he is well known for his in-depth assessments and analysis of companies across a multitude of sectors.

When he retired from Wellington Management Company LLC in 2020 after a storied 20-year career, Mr. Bousa was a member of the Executive Committee, a partner and the leader of Quality Value Equity Investment Strategies, a team consistently recognized by Morningstar for investment excellence.

“Edward Bousa’s decades of impressive investment success, skilled leadership and deep expertise advising companies on growth, innovation and optimal performance will be an asset to Corebridge,” said Peter Zaffino, Chairman of the Board of Directors of Corebridge Financial. “We are very pleased to welcome Edward to the Corebridge Financial Board of Directors and look forward to working with him.”

Mr. Bousa is a director on the boards of Omnicell and Azenta, Inc., leading providers of solutions for healthcare and life sciences. He is also the treasurer and a board member for the Iacocca Family Foundation that was created to fund diabetes research programs and projects.

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About Corebridge Financial

Corebridge Financial, Inc. makes it possible for more people to take action in their financial lives. With more than $390 billion in assets under management and administration as of June 30, 2024, Corebridge Financial is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com and follow us on LinkedIn, YouTube and Instagram.

Contacts
Işıl Müderrisoğlu (Investors): investorrelations@corebridgefinancial.com
Matt Ward (Media): media.contact@corebridgefinancial.com